Exhibit 99.1
500 12th Ave. South * Nampa, ID 83651	Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com

HOME FEDERAL BANCORP, INC. ANNOUNCES THIRD QUARTER RESULTS

Nampa, ID (July 27, 2010) – Home Federal Bancorp, Inc. (the “Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (the “Bank”), today announced third quarter results for the fiscal year ending September 30, 2010.  For the quarter ended June 30, 2010, the Company reported a net loss of ($1.9 million), or ($0.12) per diluted share, compared to a net loss of ($1.2 million), or ($0.08) per diluted share, for the same period a year ago.  For the nine months ended June 30, 2010, the Company reported a net loss of ($3.9 million), or ($0.25) per diluted share, compared to a net loss of ($1.6 million), or $(0.10) per diluted share, for the same period last year.  Total assets increased $17.1 million, or 2.0%, from $852.1 million at March 31, 2010, to $869.2 million at June 30, 2010.

The following summarizes key activities of the Company during the quarter ended June 30, 2010:

▪	Deposits increased $20.0 million during the quarter as core deposits (checking, money market and savings accounts) increased $29.1 million
▪	Cash and cash equivalents continued to increase as a result of strong deposit growth and declining loan balances
▪	Gross loans declined $32.2 million from the linked quarter as quality loan demand remains weak
▪	Nonperforming assets decreased $3.4 million from the linked quarter to $60.6 million
▪
Provision for loan losses totaled $3.3 million while net charge-offs totaled $4.0 million. The Company also adjusted certain preliminary estimated fair values related to loans purchased in the August 7, 2009, acquisition of the failed Community First Bank (the “Acquisition”), resulting in a decrease in the allowance for loan losses and the indemnification receivable from the Federal Deposit Insurance Corporation (“FDIC”)

▪	Valuation adjustments on real estate owned totaled $418,000
▪	The Bank received $4.1 million in reimbursed losses from the FDIC on assets covered under the loss share agreement in connection with the Acquisition.

On August 7, 2009, the Company purchased certain assets and assumed certain liabilities of Community First Bank located in Prineville, Oregon in an FDIC-facilitated acquisition, which has been incorporated prospectively in the Company’s financial statements. Therefore, year over year results of operations may not be comparable.

Len E. Williams, the Company’s President and CEO, commented “We continue to execute our core deposit growth strategy. However, the stagnant economies of Southwestern Idaho and Central Oregon continue to challenge our lending and credit teams as loan balances decline and nonperforming assets remain at high levels. We intend on deploying a portion of our significant cash balance over the next couple of quarters into select high-quality securities. However, we remain cautious due to the extremely low yields on short and medium-term securities. We also have a stock repurchase plan in place that authorizes the repurchase of up to 834,900 shares of our common stock, and we evaluate that alternative.   Lastly, we will endure organizational change in the next quarter as we convert core applications systems in each region. We look forward to the integration of our Central Oregon customers into a common platform and to the benefits of a strong core services provider.”

Home Federal Bancorp, Inc.
July 27, 2010

Results of operations

Total revenue for the quarter ended June 30, 2010, which consisted of net interest income before the provision for loan losses and noninterest income, increased $500,000, or 6%, to $8.8 million compared to $8.3 million for the same period of 2009. Total revenue for the quarter ended June 30, 2010, was unchanged from the second quarter of fiscal 2010. Total revenue for the nine months ended June 30, 2010, increased $2.1 million or 8% to $26.9 million, compared to $24.8 million for the same period of the prior year.

Net interest income. Net interest income before the provision for loan losses increased $215,000, or 4%, to $5.9 million for the quarter ended June 30, 2010, compared to $5.7 million for the same quarter of the prior year. Net interest income before provision for loan losses for the nine months ended June 30, 2010, increased $1.2 million or 7% to $18.6 million, from $17.4 million from the same period of the prior year. For both periods, the increase was attributable to the increase in earning assets. The Company’s cost of funds declined to 1.79% in the quarter ended June 30, 2010, compared to 2.54% in the year-ago period.

The Company’s net interest margin decreased 60 basis points to 2.93% for the quarter ended June 30, 2010, when compared to the quarter ended June 30, 2009, and was down 36 basis points from 3.29% in the linked quarter.  Net interest margin was reduced by the mix of interest-earning assets as we continued to increase our liquidity. In addition, the increase in nonperforming loans purchased in the Acquisition is reducing the average yield earned on the loan portfolio.

Provision for loan losses. A provision for loan losses of $3.3 million was recorded for the quarter ended June 30, 2010, compared to $3.5 million for the same period of the prior year. The provision recorded during the third quarter of fiscal 2010 was primarily a result of the continued signs of stress in the commercial real estate portfolio in the Idaho Region, including higher delinquencies, nonperforming loans and classified loans at June 30, 2010. The provision for loan losses was $6.4 million for the nine months ended June 30, 2010, compared to $8.1 million for the same period in 2009.

Noninterest income. Noninterest income increased $285,000, or 11%, to $2.9 million for the quarter ended June 30, 2010, compared to $2.6 million for the same quarter a year ago and $2.5 million for the linked quarter.  Service charges and fees increased $317,000 from the prior year quarter reflecting the increase in accounts assumed in the Acquisition. In connection with management’s continued identification and estimation of fair values of assets and liabilities assumed in the Acquisition, a net fair value adjustment of $278,000 was recorded in other income during the quarter ended June 30, 2010. These increases were offset by a decrease in gain on sale of loans from the prior year of $291,000 as residential loan volumes continue to be down significantly from the prior year, despite historically-low interest rates.

Noninterest income for the nine months ended June 30, 2010, increased $823,000, or 11%, to $8.2 million compared to $7.4 million for the same period of the prior year.  Service charges and fees increased $726,000 from the prior year period but were offset by a decline in gain on sale of loans, which decreased $580,000 from the prior year.  Accretable income related to the FDIC indemnification receivable of $328,000 was recorded in the nine months ended June 30, 2010.  In addition, rental income increased $131,000 from the same period in 2009 as a result of the increase in rental income from foreclosed properties.

Management expects newly effective overdraft and interchange income rules to have a significant impact on noninterest income in future quarters. Customers are now explicitly provided the opportunity to “opt-out” of using the Bank’s overdraft services on debit card and ATM transactions. While the Company is diligently educating customers on the new regulations there may be a large percentage of customers who choose to opt-out of this service, which could reduce noninterest income in the future.

Historically, the Bank relied on low-balance, high-transaction deposit accounts for funding, which resulted in a higher-than-peer ratio of nonsufficient fee income as a percentage of total revenue. In recent years, management has changed the Bank’s deposit aggregation strategy by focusing on higher-balance consumer, small business and commercial deposit relationships, which may result in less fee income, but more stable and low-cost funding

Home Federal Bancorp, Inc.
July 27, 2010

sources. Additionally, the Bank offered a new interest-bearing checking account in 2009 that is designed to provide stable high-balance accounts with features intended to increase interchange income, which may offset some of the declines in nonsufficient fund fees.

Noninterest expense. Noninterest expense for the quarter ended June 30, 2010, increased $1.7 million, or 24%, to $8.7 million from $7.0 million for the comparable period a year earlier but declined $892,000 from the linked quarter. Noninterest expense for the nine months ended June 30, 2010, increased $7.7 million or 39% to $27.3 million from $19.6 million from the same period in 2009. Noninterest expense was higher compared to the same period in 2009 as a result of the Acquisition and the costs associated with maintaining two back offices.  The Bank will continue to operate separate back offices until a full conversion and integration to a new core application platform is completed, which is anticipated in the fourth quarter of fiscal 2010.

Management continues to review and address branch performance in order to improve profitability. During the quarter ended June 30, 2010, the Bank announced the intent to close its Walmart office in Nampa, Idaho, in July 2010. Accounts and customers will be relocated and referred to the Bank’s main office in downtown Nampa. After the closure of this office, two Walmart branches will remain in the Bank’s footprint.

Balance Sheet

Total assets increased $196.5 million, or 29%, to $869.2 million at June 30, 2010, compared to $672.7 million a year earlier primarily as a result of the Acquisition. Assets increased $17.1 million during the third quarter of fiscal year 2010 from $852.1 million at March 31, 2010.

Cash and Investments. Cash and amounts due from depository institutions increased to $170.2 million at June 30, 2010, from $50.0 million at September 30, 2009, and $26.8 million at June 30, 2009. The Company has increased its liquidity as a result of the very low interest rate environment, which makes medium-term investments unattractive, and to provide increased flexibility for potential acquisitions. In addition, deposit growth continues to be extremely strong.  The strong deposit growth combined with limited creditworthy lending opportunities resulted in a significant increase in cash balances.

Investments decreased $6.0 million, or 4%, to $163.7 million at June 30, 2010, compared to $169.7 million at June 30, 2009.  The decrease was attributable to regular principal repayments on mortgage-backed securities, offset partially by investment purchases.

Loans. Gross loans at June 30, 2010, increased $48.2 million or 11% to $475.6 million, compared to $427.4 million at June 30, 2009.  Gross loans purchased in the Acquisition totaled $98.1 million at June 30, 2010. The increase in loans as a result of the Acquisition was offset by lower balances in real estate loans in the Idaho Region when compared to the same period in 2009.

The loan portfolio in the Idaho Region declined $48.0 million at June 30, 2010, from June 30, 2009, with one-to-four family residential real estate loans declining $30.2 million from the prior year. This was consistent with management’s strategy to reduce the Bank’s exposure to loans secured by residential real estate. Real estate construction loans declined $10.8 million at June 30, 2010, compared to June 30, 2009.  Real estate construction loans have experienced high levels of losses over the past year as a result of declining real estate prices and excess housing inventory in the Idaho Region.

Asset Quality. The allowance for loan losses was $17.9 million, or 3.76%, of gross loans at June 30, 2010, compared to $28.7 million, or 5.32% of gross loans at September 30, 2009, and $8.3 million, or 1.93% of gross loans at June 30, 2009. The general allowance for loan losses allocated to loans covered under the loss share agreement with the FDIC in connection with the Acquisition totaled $3.2 million, or 3.30% of all covered loans. The allowance for loan losses allocated to the Idaho Region loan portfolio was $14.7 million, or 3.88% of the portfolio. Net charge-offs totaled $4.0 million during the quarter ended June 30, 2010.

Home Federal Bancorp, Inc.
July 27, 2010

Since the Acquisition, the Company has continued to review preliminary estimates of fair values of loans purchased in the Acquisition. During this allocation period, management obtained information on additional loans that evidence credit impairment on the date of the Acquisition. Additionally, management updated the preliminary fair values of loans previously identified as purchased impaired loans on the date of acquisition. These adjustments reduced the preliminary estimated fair values of purchased impaired loans. Lastly, management updated preliminary estimated loss rates for loans acquired, which resulted in a reduction in the allowance for loan losses. The adjustment in the allowance for loan losses on purchased loans resulted in a reduction in the FDIC indemnification receivable due to lower loss estimates, which was offset somewhat by the reduction in estimated fair values of purchased impaired loans. The difference between the allowance for loan losses adjustment and the reduction in the FDIC indemnification receivable resulted in other income due to fair value adjustments of $278,000 during the quarter ended June 30, 2010. Should loans purchased in the Acquisition deteriorate further, the Company may be required to record a provision for loan losses and increase the allowance for loan losses in future periods.

Loans delinquent 30 to 89 days totaled $12.3 million at June 30, 2010, compared to $10.7 million at March 31, 2010, including $6.9 million and $4.4 million, respectively, of delinquent loans covered by the loss share agreement with the FDIC. Nonperforming assets, which include nonaccrual loans and real estate owned, totaled $60.6 million at June 30, 2010, compared to $56.9 million at September 30, 2009, and $25.1 million at June 30, 2009. Real estate owned and other repossessed assets decreased $6.1 million or 33% to $12.3 million compared to $18.4 million as of September 30, 2009.  Real estate owned and other repossessed assets was comprised of $6.9 million of land development and speculative one-to-four family construction projects, $3.4 million of commercial real estate, and $2.0 million of one-to-four family residential properties.

The following table summarizes nonperforming loans and real estate owned at June 30, 2010, and March 31, 2010:

	June 30, 2010			March 31, 2010			Quarterly Change
(in thousands)	Covered Assets	Legacy(1) Portfolio	Total	Covered Assets	Legacy(1) Portfolio	Total Portfolio	Covered Assets	Legacy(1) Portfolio	Total
Acquisition and development	$ 7,936	$3,378	$11,314	$ 7,382	$1,641	$9,023	$ 554	$1,737	$2,291
One-to-four family construction	347	446	793	740	828	1,568	(393)	(382)	(775)
Commercial real estate	15,049	8,907	23,956	16,163	9,993	26,156	(1,114)	(1,086)	(2,200)
One-to-four family residential	2,244	5,879	8,123	3,413	7,546	10,959	(1,169)	(1,667)	(2,836)
Other	2,105	1,985	4,090	2,689	50	2,739	(584)	1,935	1,351
Total nonperforming loans	27,681	20,595	48,276	30,387	20,058	50,445	(2,706)	537	(2,169)
Real estate owned and other repossessed assets	6,291	6,016	12,307	5,547	8,017	13,564	744	(2,001)	(1,257)
Total nonperforming assets	$33,972	$26,611	$60,583	$35,934	$28,075	$64,009	$(1,962)	$(1,464)	$(3,426)

_________________________
(1)	Assets included within the Idaho Region

Deposits and borrowings. Deposits increased $198.9 million, or 53%, to $574.9 million at June 30, 2010, compared to $376.0 million at June 30, 2009, primarily as a result of the Acquisition.  Deposits in the Central Oregon Region totaled $157.5 million at June 30, 2010, compared to $143.5 million on the date of the Acquisition. Core deposits (defined as checking, savings and money market accounts) in the Central Oregon Region totaled $98.0 million at June 30, 2010, compared to $68.0 million on the date of the Acquisition, highlighting the execution of the retail banking division’s goal to increase core deposits.  Total deposits increased $20.0 million from the linked quarter including an increase of $29.1 million in core deposits and a decrease of $9.1 million in certificates of deposit.

Home Federal Bancorp, Inc.
July 27, 2010

FHLB advances and other borrowings decreased $15.4 million, or 17%, to $73.5 million at June 30, 2010, compared to $88.9 million at June 30, 2009.  The decrease resulted from maturing FHLB advances being repaid with excess liquidity.

Equity. Stockholders’ equity increased $7.1 million, or 4%, to $205.8 million at June 30, 2010, compared to $198.7 million at June 30, 2009. The extraordinary gain of $15.6 million associated with the Acquisition was the most significant factor in the increase in stockholders’ equity, which occurred in the quarter ended September 30, 2009.  The gain was offset by dividends of $3.4 million and a loss from operations of $9.0 million for the twelve months ended June 30, 2010.

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company serves the Treasure Valley region of Southwestern Idaho and the Tri-County Region of Central Oregon through 22 full-service banking offices and one commercial loan center. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "HOME." The Company's stock is also included in the Russell 2000 Index. For more information, visit the Company web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks.  Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2009, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
July 27, 2010

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited)	June 30, 2010	September 30, 2009	June 30, 2009

ASSETS

Cash and amounts due from depository institutions	$161,735	$46,783	$26,778
Federal funds sold	8,500	3,170	-
Cash and cash equivalents	170,235	49,953	26,778
Investments available for sale, at fair value	163,650	169,320	169,716
FHLB stock, at cost	10,326	10,326	9,591
Loans receivable, net of allowance for loan losses of $17,872, $28,735, and $8,266	456,879	510,629	418,198
Loans held for sale	2,494	862	5,064
Accrued interest receivable	2,330	2,781	2,209
Property and equipment, net	27,122	20,462	17,057
Bank owned life insurance	12,330	12,014	11,906
Real estate and other property owned	12,308	18,391	8,614
FDIC indemnification receivable, net	7,607	30,038	-
Deferred income tax asset, net	-	-	1,853
Other assets	3,941	3,123	1,757
TOTAL ASSETS	$869,222	$827,899	$672,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposit accounts:
Noninterest-bearing demand deposits	$70,718	$68,156	$39,931
Interest-bearing demand deposits	225,128	176,049	131,202
Savings deposits	51,304	41,756	35,880
Certificates of deposit	227,729	228,897	168,983
Total deposit accounts	574,879	514,858	375,996
Advances by borrowers for taxes and insurance	518	1,132	589
Interest payable	560	553	370
Deferred compensation	5,395	5,260	5,219
FHLB advances and other borrowings	73,536	84,737	88,891
Deferred income tax liability, net	2,714	5,571	-
Other liabilities	5,788	6,123	3,030
Total liabilities	663,390	618,234	474,095
STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized;
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 90,000,000 authorized;
issued and outstanding:
June 30, 2010 - 17,460,311 issued; 16,687,760 outstanding	167	167	167
Sept. 30, 2009 - 17,445,311 issued; 16,698,168 outstanding
June 30, 2009 - 17,445,311 issued; 16,698,168 outstanding
Additional paid-in capital	152,272	150,782	150,391
Retained earnings	58,019	64,483	55,643
Unearned shares issued to ESOP	(8,917)	(9,699)	(9,926)
Accumulated other comprehensive income	4,291	3,932	2,373
Total stockholders’ equity	205,832	209,665	198,648
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$869,222	$827,899	$672,743

Home Federal Bancorp, Inc.
July 27, 2010

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data) (Unaudited)	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
Interest and dividend income:
Loan interest	$6,918	$6,418	$21,054	$20,337
Mortgage-backed security interest	1,479	1,983	4,831	6,311
Other interest and dividends	104	9	240	20
Total interest and dividend income	8,501	8,410	26,125	26,668
Interest expense:
Deposits	1,781	1,629	5,129	5,389
FHLB FHLB advances and other borrowings	792	1,068	2,385	3,861
Total interest expense	2,573	2,697	7,514	9,250
Net interest income	5,928	5,713	18,611	17,418
Provision for loan losses	3,300	3,450	6,375	8,085
Net interest income after provision for loan losses	2,628	2,263	12,236	9,333
Noninterest income:
Service charges and fees	2,325	2,008	6,735	6,009
Gain on sale of loans	125	416	433	1,013
Increase in cash surrender value of life insurance	105	107	316	317
Other	341	80	756	78
Total noninterest income	2,896	2,611	8,240	7,417
Noninterest expense:
Compensation and benefits	4,660	3,594	13,966	10,948
Occupancy and equipment	979	804	3,023	2,303
Data processing	929	654	2,526	1,773
Advertising	233	211	775	656
Postage and supplies	173	126	516	409
Professional services	391	236	1,375	870
Insurance and taxes	423	783	1,461	1,244
Provision for real estate owned	418	367	2,509	528
Other	462	239	1,160	888
Total noninterest expense	8,668	7,014	27,311	19,619
Loss before income taxes	(3,144)	(2,140)	(6,835)	(2,869)
Income tax benefit	(1,203)	(894)	(2,654)	(1,298)
Loss before extraordinary item	(1,941)	(1,246)	(4,181)	(1,571)
Extraordinary gain on acquisition, less income tax of $195	-	-	305	-
Net loss	$(1,941)	$(1,246)	$(3,876)	$(1,571)

Loss per common share before extraordinary item:
Basic	$(0.12)	$(0.08)	$(0.27)	$(0.10)
Diluted	(0.12)	(0.08)	(0.27)	(0.10)
Earnings per common share of extraordinary item:
Basic	n/a	n/a	$0.02	n/a
Diluted	n/a	n/a	0.02	n/a
Loss per common share after extraordinary item:
Basic	$(0.12)	$(0.08)	$(0.25)	$(0.10)
Diluted	(0.12)	(0.08)	(0.25)	(0.10)
Weighted average number of shares outstanding:
Basic	15,543,199	15,352,714	15,491,203	15,742,102
Diluted	15,543,199	15,352,714	15,491,203	15,742,102

Dividends declared per share:	$0.055	$0.055	$0.165	$0.165

Home Federal Bancorp, Inc.
July 27, 2010

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY ADDITIONAL FINANCIAL INFORMATION (Dollars in thousands, except share and per share data) (Unaudited)
	At or For the Quarter Ended
	2010		2009
	June 30	March 31	December 31	September 30	June 30
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	(0.90)%	(0.79)%	(0.15)%	4.94%	(0.72)%
Return (loss) on average equity (1)	(3.74)	(3.11)	(0.59)	19.41	(2.48)
Net interest margin (1)	2.93	3.29	3.37	3.53	3.53
Efficiency ratio (2)	98.23	109.00	98.13	112.59	84.26

PER SHARE DATA
Diluted loss per share before extr. item	$(0.12)	$(0.12)	$(0.02)	$(0.36)	$(0.08)
Diluted earnings per share of extr. item	-	0.02	-	0.98	-
Diluted earnings (loss) per share after extr. item	(0.12)	(0.10)	(0.02)	0.63	(0.08)
Book value per outstanding share	12.33	12.41	12.48	12.56	11.90
Cash dividends declared per share	0.055	0.055	0.055	0.055	0.055
Average number of diluted shares outstanding(3)	15,543,199	15,481,827	15,447,705	15,381,657	15,352,714

ASSET QUALITY
Allowance for loan losses	$17,872	$27,779	$28,141	$28,735	$8,266
Nonperforming loans	48,275	50,445	48,039	38,492	16,462
Nonperforming assets	60,583	64,009	62,821	56,883	25,076
Nonperforming covered assets(4)	33,972	35,934	37,173	34,224	--
Total covered assets(4)	102,516	115,286	126,310	133,882	--

Allowance for loan losses to non-performing loans	37.02%	55.07%	58.58%	74.65%	50.21%
Allowance for loan losses to gross loans	3.76	5.47	5.34	5.32	1.93
Allowance - covered losses to covered loans	3.30	14.32	13.40	13.30	--
Allowance - uncovered losses to uncovered loans	3.88	3.03	2.98	2.90	1.93
Nonperforming loans to gross loans	10.15	9.94	9.12	7.13	3.85
Nonperforming assets to total assets	6.97	7.51	7.64	6.87	3.73
Nonperforming loans to gross loans not covered(5)	5.43	5.04	4.14	2.84	3.85
Nonperforming assets to total assets not covered(5)	3.47	3.81	3.66	3.26	3.73

FINANCIAL CONDITION DATA
Average interest-earning assets	$808,792	$767,364	$756,308	$728,515	$647,499
Average interest-bearing liabilities	576,113	539,603	527,438	503,636	441,036
Net average earning assets	232,679	227,761	228,870	224,879	206,463
Average interest-earning assets to average interest-bearing liabilities	140.39%	142.21%	143.39%	144.65%	146.81%
Stockholders’ equity to assets	23.68	24.30	25.34	25.32	29.53

STATEMENT OF INCOME DATA
Interest income	$8,501	$8,738	$8,886	$9,159	$8,410
Interest expense	2,573	2,436	2,505	2,727	2,697
Net interest income	5,928	6,302	6,381	6,432	5,713
Provision for loan losses	3,300	2,375	700	8,000	3,450
Noninterest income	2,896	2,469	2,875	1,874	2,611
Noninterest expense	8,668	9,560	9,083	9,352	7,014
Net loss before taxes	(3,144)	(3,164)	(527)	(9,046)	(2,140)
Income tax benefit	(1,203)	(1,233)	(218)	(3,452)	(894)
Net loss before extraordinary item	$(1,941)	$(1,931)	$(309)	$(5,594)	$(1,246)

Extraordinary gain, net of tax	-	305	-	15,291	-
Net income (loss)	$(1,941)	$(1,626)	$(309)	$9,697	$(1,246)

Total revenue (6)	$8,824	$8,771	$9,256	$8,306	$8,324

(1)	Amounts are annualized.
(2)	Noninterest expense divided by net interest income plus noninterest income.
(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Loans and other real estate owned covered by a loss share agreement with the FDIC.
(5)	Ratio excludes loans and real estate owned covered by a loss share agreement with the FDIC.
(6)	Net interest income plus noninterest income.